UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Trinseo S.A.

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THIRD SUPPLEMENT TO THE 2017

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

DATED MAY 10, 2017

FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 21, 2017

Dear Shareholder,

With our annual general meeting of shareholders (“General Meeting”) a little over a week away, I thought it important to engage with our shareholders regarding the nomination for election of our director, Donald T. Misheff (Proposal 1 in our Proxy Statement and Item 1c on your proxy voting forms). We understand that certain proxy advisory firms have recommended a vote against his election in response to their view of certain aspects of Trinseo’s corporate governance and we think it’s important to highlight several issues related to our corporate governance and Mr. Misheff’s service on the Board.

Mr. Misheff, while one of our longer tenured directors, has only been the chair of our Nominating and Corporate Governance Committee since February 2017. Likewise, Trinseo only last year ceased to be a controlled company under the New York Stock Exchange losing rules we had under private equity ownership. With that change we experienced a substantial number of board resignations, which have left us with 3 of our 8 board members having a tenure of 9 months or less, and only two directors who have been with us since the Company’s 2010 inception. Therefore, the Company’s board of directors has undergone a significant transition in the last year – and our board continues to evaluate our corporate governance structure in light of the exit of our private equity owners. Our decisions to maintain a classified board structure and maintain our well-qualified Chairman, Steve Zide, have reflected our desire to maintain continuity for us during this transition period by ensuring that sufficient Company-specific and financial knowledge exists on the Board in order to enable a well-functioning board that can perform its role for the benefit of shareholders, including maintaining adequate oversight over management. We believe our majority voting structure and our focus on delivering value to shareholders through repurchase and dividend programs, as well as our record profitability and 144% increase in our stock price in 2016, has shown that we have taken our accountability to shareholders seriously.

As a Luxembourg company, we are subject to laws that can significantly restrict our Board’s ability to respond to corporate governance trends related to shareholder rights, which are largely based on a U.S. state law construct. For example, under Luxembourg law the supermajority voting requirement required to amend our articles of association is mandated by law and cannot be amended by the Board or by shareholders. Likewise, Luxembourg law does not permit a plurality carve out from our majority voting requirement in a contested election. We continue to monitor legal developments in Luxembourg for opportunities to improve our corporate governance.

Under Luxembourg law, if Mr. Misheff does not receive a majority of the votes cast at the General Meeting in favor of his election, he will immediately be removed from our Board and our Board will automatically be reduced to seven members. Luxembourg law will not allow us to add any additional members to our Board until we commence and complete another shareholder meeting. We believe a board of only seven directors for a company of the size and scope of Trinseo, and without Mr. Misheff’s experience and expertise, creates a significantly weaker board for us. Therefore, the Board continues to unanimously recommend that you vote “FOR” the election of Donald T. Misheff.

As our Company continues to mature, further changes to our board structure and corporate governance will continue to be evaluated. We expect further engagement with our shareholders on issues like our classified board structure and our board leadership structure to play a significant part in our corporate governance decisions going forward, which we continue to believe will be best served under Mr. Misheff’s leadership.

Each and every vote is important to us. Additional information regarding how to vote your shares, or revoke your proxy or voting instructions, is available in the Company’s Proxy Statement. If you have already returned your proxy voting form or provided voting instructions, you may change your vote by executing and returning to the Company a later-dated proxy, by submitting a later-dated electronic vote through the Internet site, by using the toll-free telephone number or in person at the General Meeting.

By Order of the Board of Directors
/s/ Philip Martens
Director
June 11, 2017

Note on forward-looking statements: This proxy supplement may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,”

“forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this proxy supplement may include, without limitation, forecasts of growth, revenues, business activity, acquisitions, financings and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this proxy supplement. As a result of the foregoing considerations, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy supplement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.